EXHIBIT 99.1

For immediate release:
Contact: Warren R. Wilkinson
Republic Airways Holdings
Tel. (317) 484- 6042

Republic Airways Holdings Announces the Purchase of
Shuttle America Corporation

Indianapolis, Indiana, (May 9, 2005) - Republic Airways Holdings Inc. (NASDAQ/NM: RJET), announced today that it has completed the purchase of Shuttle America Corporation from Shuttle Acquisition LLC, an affiliate of Wexford Capital LLC, for the purchase price of $1 million plus the assumption of less than $1 million in debt to Wexford Capital LLC.

Republic’s decision to purchase Shuttle America is in anticipation of increased demand for the Embraer 170 and to provide Republic with the opportunity to operate aircraft larger than 70 seats such as the Embraer 190 while complying with certain scope restrictions that some of its major airline partners currently have in place. Shuttle America is expected to begin scheduled passenger operations with the Embraer 170 in June as a United Express affiliate and plans to phase out all turboprop flying by the end of 2005.

Shuttle America today operates turboprop aircraft under a fixed fee airline services agreement with United Airlines out of its Washington Dulles hub. The company is headquartered in Fort Wayne, Indiana and employs approximately 200 aviation professionals throughout its system.

“I would like to take this opportunity to welcome the employees of Shuttle America to the Republic Airways family. Like our Chautauqua Airlines team, the people of Shuttle America have consistently worked hard to maintain safe, reliable service under challenging circumstances. We look forward to reaching new heights with the Shuttle America team,” said Bryan Bedford, chairman, president and CEO of Republic Airways Holdings.

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that operates Chautauqua Airlines, Inc. and Republic Airlines Inc. Its principal operating subsidiary, Chautauqua Airlines offers scheduled passenger service on more than 700 flights daily to 76 cities in 32 states, Canada and the Bahamas through code sharing agreements with four major U.S. airlines. All of its flights are operated under its major airline partner brand, such as AmericanConnection, Delta Connection, United Express and US Airways Express. The airline employs more than 2,500 aviation professionals and operates 118 regional jets including 18 Embraer 170 aircraft.

Additional Information
In addition to historical information, this release contains forward-looking statements. Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events. Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, the risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated into this release by reference.

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